                                                                   Exhibit 99.5
                         Compass Minerals Group, Inc.

                               Offer to Exchange
               10% Senior Subordianted Notes Due August 15, 2011
          Which Have Been Registered Under the Securities Act of 1933
                          For Any and All Outstanding
               10% Senior Subordinated Notes Due August 15, 2011

To Our Clients:


   Enclosed for your consideration is a Prospectus, dated [      ], 2002 (the
"Prospectus"), and a form of Letter of Transmittal (the "Letter of Transmittal"), relating to the offer (the "Exchange Offer") of Compass Minerals Group, Inc. (the "Company") to exchange its new 10% Senior Subordinated Notes due August 15, 2011, (the "Exchange Notes") pursuant to an offering registered under the Securities Act of 1933 (the "Securities Act"), for any and all of its outstanding 10% Senior Subordinated Notes due August 15, 2011, of which $250.0 million principal amount were originally issued November 28, 2001 and $75.0 million principal amount were originally issued April 10, 2002 (the "Old Notes"), upon the terms and subject to the conditions described in the Prospectus and the Letter of Transmittal. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Agreement, dated as of November 28, 2001, among the Company, as issuer, Carey Salt Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO Inc. and North American Salt Company, as guarantors, and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Deutsche Banc Alex. Brown Inc. and Credit Lyonnais Securities (USA) Inc., as initial purchasers, and the Registration Rights Agreement, dated as of April 10, 2002, among the Company, as issuer, Carey Salt Company, Great Salt Lake Minerals Corporation, GSL Corporation, NAMSCO Inc. and North American Salt Company, as guarantors, and Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc., Deutsche Bank Securities Inc. and Credit Lyonnais Securities (USA) Inc., as initial purchasers.


   This material is being forwarded to you as the beneficial owner of the Old Notes carried by us in your account but not registered in your name. A TENDER OF SUCH OLD NOTES MAY ONLY BE MADE BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.

   Accordingly, we request instructions as to whether you wish us to tender on your behalf the Old Notes held by us for your account, pursuant to the terms and conditions set forth in the enclosed Prospectus and Letter of Transmittal.

   Your instructions should be forwarded to us as promptly as possible in order to permit us to tender the Old Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m.,
New York City time, on [     ], 2002, unless extended by the Company (the
"Expiration Date"). Any Old Notes tendered pursuant to the Exchange Offer may be withdrawn, subject to the procedures described in the Prospectus and the Letter of Transmittal, at any time prior to the Expiration Date.

   If you wish to have us tender your Old Notes, please so instruct us by completing, executing and returning to us the instruction form included with this letter. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATION ONLY AND MAY NOT BE USED DIRECTLY BY YOU TO TENDER OLD NOTES.

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